Exhibit 10.10

Joseph L. Havlin, CPA
151 Lockhart Road, F/6A
Wan Chai, Hong Kong
852.6383.1494

PRIVATE AND CONFIDENTIAL
By Email Only

12 December 2012

Mr. Dennis Man Hap Yim
Managing Partner
Man Loong Bullion Company Limited
17/F, Tai Tung Building
8 Fleming Road
Wan Chai, Hong Kong

Dear Dennis,

Thank you for the opportunity to be of service to Man Loong Bullion Company Limited (“Man Loong”).  Pursuant to my discussions with yourself and Greg Wahl, I am pleased to submit the following engagement letter for your consideration.

1.   Background and Objective

Man Loong intends to become listed on the OTC market in the US with the goal of upgrading its listing to the NASDAQ as soon as practicable.  Accordingly, Man Loong will be subject to the reporting requirements of the Securities and Exchange Act of 1933 and 1934.  Those reporting requirements principally include the requirement to file a prospectus upon listing and following the effective date of that listing, the filing of annual reports on Form 10K, quarterly reports on Form 10Q, and periodic reports on Form 8K.

Man Loong is currently undergoing an audit of its financial statements under US GAAP for inclusion in a Form S-1 prospectus which is being drafted by its legal advisors in the US.  Man Loong requires expert advice and consulting in all matters concerning financial reporting under US GAAP, as well as other matters crucial to Man Loong’s growth and development as a listed company.

2.   Scope of Work

The primary objective of this engagement is for Man Loong to efficiently complete its US listing and then to rapidly become compliant with all of its financial and informational reporting to the SEC.  Under instruction from Man Loong’s management, my principal responsibilities as SEC financial reporting advisor will be as follows:

●	Assist with the completion of the 2011/2012 audit including the drafting Man Loong’s financial statements;
●	Define Man Loong’s immediate reporting requirements for all of 2013, and provide the company with a comprehensive schedule for all of its SEC reporting deadlines;
●
Liaise with Man Loong’s legal team in the US to assist with drafting and completing the prospectus on Form S-1 and clearly communicate status and recommended next steps to Man Loong’s legal team as required by Man Loong’s management;

●	Assist Man Loong’s management and legal team with answering SEC staff comments on the draft prospectuses as they are filed;
●
Provide Man Loong with guidance on establishing accounting systems and financial reporting processes and controls which are compliant with US GAAP and the requirements of the Sarbanes Oxley Act (“SOX”);

●	Assist management with other issues including:
●	Defining a corporate structure potentially to include holding companies or subsidiaries domiciled in the US, BVI or other jurisdictions;
●	Corporate governance issues arising in the US, BVI and Hong Kong, among others;
●	Defining Man Loong’s capital structure including establishing employee option programs;
●	Merger and acquisition opportunities including due diligence, valuation estimates and contract negotiation;
●	Fund raising and corporate finance analysis including valuation of the core business and share pricing.

3.   My Reports

I will make periodic reports of my progress verbally or in writing as required by Man Loong and my reports will be issued in the English language.  Neither the whole nor any part of the report, nor any reference thereto, may be circulated or published in any way whatsoever, nor used for any other purpose other than that specified in the report, without my prior written consent to the form and context in which it appears.  My reports will be designed solely for the use of Man Loong and its advisors, and are not to be referred to or otherwise distributed to any other party without my written consent.

Other than specified above, no reliance by third parties should be placed on the reports for any purposes whatsoever, and I will not be responsible to third parties who have acted on the information contained therein.

4.   Qualifications & Service Team

I routinely provide corporate finance, financial reporting and strategic advisory services to companies domiciled in Asia who are listed in the US.  My advisory services include all issues facing financial reporting, corporate governance, interim management, due diligence services, transaction support and capital raising.  I have attached a copy of my most recent CV as an addendum to this engagement letter.

I will perform this engagement but may be assisted by other staff where deemed appropriate.  I will keep all Man Loong documents, communication and all other information confidential in perpetuity unles otherwise required by law.  I understand that Anton & Chia are providing Man Loong with audit services over its 2011 and 2012 financial statements.  We are pleased to work closely with Anton & Chia and to assist in their efforts, but take no responsibility for the services their firm will perform.

5.   Conflicts of interest

I have undertaken an inquiry of my records to determine the existence of relationships I may have with Man Loong or its advisors which might pose a conflict of interest.  Based on this limited inquiry I have determined that there are no conflicts within this assignment which would preclude my retention.  In the event that new relationships or assignments which pose potential conflicts come to my attention, I will promptly notify you.

6.   Fees, Expenses & Payment Arrangements

I propose that Man Loong will pay the following financial advisory fees in relation to my services provided under this proposal:

●	a refundable retainer of HK$20,000 which shall be payable upon signing of this agreement.

●	a financial advisory fee of US$120 per hour, which shall be first charged against the retainer, and then billed to Man Loong under the terms and conditions noted in Clause 8 below.

●	The hourly fee will be reviewed in July 2013, and increased to a maximum of US$150 based on my performance.

The financial advisory fee payable hereunder may be paid in US or Hong Kong dollars without any set-off, counterclaims or deductions whatsoever, to such account as I may designate.

All payments of fees and expenses specified herein shall be made free and clear of any taxes, levies, import duties, charges or withholdings of any nature imposed by any jurisdiction.  In addition to my retainer and fee, Man Loong will reimburse me for actual out-of-pocket disbursements to cover out of town travel and accommodation, if any, subject to pre-approval by Man Loong’s management.

Man Loong may terminate the engagement with 7 days’ notice prior to each month end, whereby accrued professional fees, if any, will become immediately payable.  I may stop work at any time in the event of any delinquency of indebtedness.  I may terminate the engagement at my discretion upon 30 days notice and in such event, will provide adequate transition for Man Loong’s designated advisors.

7.   Conduct of the Engagement

My hours and fees may be subject to mutually agreed budgets for significant phases of the planned work at the option of Man Loong.  As the project develops, new aspects or lines of inquiry may be identified and may require further work, including work involving additional entities or individuals.  If such a situation arises, I will review the information with you and discuss its relevance to your overall objectives and determine whether any further inquiries should be undertaken.  I will agree any additional budget necessary with the management of Man Loong and will document that agreement in writing before commencement of such inquiry.

8.   Terms and Conditions

A copy of my business terms and conditions (“business terms”) for the provision of our services is set forth as follows:

●
I will bill my fees at the agreed hourly rate on the last day of each month, with payment due on the 10th business day following invoice date.  Such invoice will include a detail breakdown by day of services provided and results achieved.  This report, with time incurred through the day of the report, will be available on request at any time.

●
Man Loong will reimburse me for reasonable travel and other out-of-pocket expenses.  Significant or out-of-town travel and other expenses will be approved by Mr. Dennis Man Hap Yim or his designee in advance.

●	I will be available during regular working hours Monday through Friday, and on weekend days as required by Man Loong, except for regular holidays observed in Hong Kong.

●	I will perform as much of the services as possible electronically and remotely, with the understanding that Man Loong absolutely requires a hands on approach to these services.

●	I will provide all computer, telecommunications, and internet connections required to provide my services at our own cost.

●
I will work under the direction of Mr. Dennis Man Hap Yim or his designee and will regularly report at Mr. Man Hap Yim or his designee’s request and authorization, to the management, Board of Directors, legal advisors and auditors of Man Loong.

Confirmation of Engagement

Should the matters set out above be acceptable to you, please sign and return to us a copy of this letter which, together with the business terms, forms the Contract for our engagement.

I am available to commence work upon receipt of a signed copy of this proposal letter and your payment of the retainer.

Please do not hesitate to call me, if you have any questions on this letter.

Yours faithfully

/s/ Joseph L. Havlin

Joseph Havlin

The terms of this letter are accepted by:

Signature: ______________________

For and on behalf of
Name:
Title:
Date: